U.S. BANKRUPTCY COURT
                [SEAL]                                NORTHERN DISTRICT OT TEXAS
                                                                ENTERED
                                                       TAWANA C. MARSHALL, CLERK
                                                         THE DATE OF ENTRY IS
                                                         ON THE COURTS DOCKET

The following constitutes the order of the Court.

Signed November 29, 2004.

                                                  United States Bankruptcy Judge


--------------------------------------------------------------------------------

                         UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                                 DALLAS DIVISION



In re:                                                  Chapter 11

Ballantrae Healthcare, LLC, et al.,                     Case No. 03-33152-HDH-11

                Debtors                                 Jointly Administered


                                ORDER CONFIRMING
                   FIRST AMENDED JOINT PLAN OF REORGANIZATION
                   ------------------------------------------

         WHEREAS, Ballantrae Healthcare, LLC, Ballantrae Texas, LLC, Ballantrae New Mexico, LLC, Ballantrae Missouri, LLC, Ballantrae Illinois, LLC, BTHC I, LLC, BTHC II, LLC, BTHC III, LLC, BTHC IV, LLC, BTHC V, LLC, BTHC VI, LLC, BTHC VII, LLC, BTHC VIII, LLC, BTHC X, LLC, BTHC XI, LLC, BTHC XII, LLC, BTHC XIV, LLC, BTHC XV, LLC, BTHC XVI, LLC, BTHC XVII, LLC, BTHC XIX, LLC, BTHC XX, LLC, BTHC XXI, LLC, BNMHC I, LLC, BMOHC I, LLC, BMOHC II, LLC, BILHC I, LLC, BILHC II, LLC, BILHC III, LLC, BILHC IV, LLC & BILHC V, LLC, (collectively
"Ballantrae"  and/or the  "Debtors")  and the  Official  Committee  of Unsecured





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         Creditors  (the  "Committee",  which  together  with  the  Debtors  are collectively known as the "Proponents"), filed their First Amended Joint Plan of Reorganization (the "Joint Plan") with the Court on October 8, 2004 (Docket No.
1164);' and

         WHEREAS, on October 8, 2004, the Proponents filed their First Amended Disclosure Statement regarding the Joint Plan (the "Disclosure Statement') (Docket No. 1165); and

         WHEREAS, on October 15, 2004, the Court signed an Order approving the Disclosure Statement with respect to the Joint Plan (the "Disclosure Statement Order") (Docket No. 1170), that among other things, (a) set October 23, 2004 as the deadline for the Proponents to serve the Disclosure Statement Order, the Disclosure Statement, the Joint Plan, and the appropriate Ballot or Non-Voting Notice, (b) fixed a deadline of November 15, 2004 at 5:00 p.m. for submitting Ballots, (c) fixed a deadline of November 15, 2004 to file objections to confirmation of the Joint Plan (the "Objection Deadline"), and (d) set the date of November 22, 2004 at 1:30 p.m. for the hearing to consider confirmation of the Joint Plan; and

         WHEREAS, on October 18, 2004, Logan & Co., as agents for the Debtors, served the Disclosure Statement Order, the Disclosure Statement, the Joint Plan, and the Ballots or Non-Voting Notices (collectively, the "Solicitation Packages") via first class mail on the parties entitled to receive such documents pursuant to Bankruptcy Rule 3017(d), (e) and (f); and

         WHEREAS, an objection (the "Objection") to confirmation of the Joint Plan was filed by Excellence in Health (Docket No. 1261); and

         WHEREAS, the Objection has been withdrawn, cured, or overruled; and

         WHEREAS, no other objections to confirmation of the Joint Plan were filed by the Objection Deadline or thereafter; and

--------------------
         (1)Unless defined herein, capitalized terms shall have the meanings provided in the Disclosure Statement and Joint Plan (as defined herein).

         WHEREAS, on November 22, 2004, the Debtors filed the Certification of Vote Tally on the Joint Plan (the "Vote Certification") and an Affidavit of Balloting Agent (the "Balloting Affidavit") attesting and certifying the results of the ballot tabulation for classes of claims entitled to vote on the Joint Plan; and

         WHEREAS,   on  November  22,  2004,  the  Court  held  a  hearing  (the
"Confirmation Hearing") to consider confirmation of the Joint Plan; and

         NOW, THEREFORE, based upon the Court's review and consideration of (a) the Vote Certification and Balloting Affidavit, (b) the record of the Confirmation Hearing (including all evidence proffered or adduced at such hearing, the pleadings and other submissions filed in connection therewith, and the arguments of counsel made at such hearing); and (c) the entire record of the Debtors' Chapter 11 Case; and after due deliberation thereon, and good cause appearing therefor, the Court makes the following findings of fact and conclusions of law:

         A. Jurisdiction; Core Proceeding; Venue. This matter is a core proceeding, over which this Court has jurisdiction pursuant to 28 U.S.C. ss.ss. 157(b)(2)(L) and 1334(a). Venue of these proceedings is proper under 28 U.S.C. ss.ss. 1408 and 1409.

         B. Judicial Notice. Judicial notice is hereby taken of the dockets of the Debtors' Chapter 11 Cases, including, without limitation, all pleadings, claims, orders and other documents filed in the cases, and the transcripts of, and all evidence and arguments made, proffered or adduced at, the hearings held before the Court during the pendency of the Debtors' Chapter 11 Cases.

         C. Transmittal of Materials; Notice. Due, adequate and sufficient notice of the Disclosure Statement, the Joint Plan, the Confirmation Hearing and all deadlines for voting on or filing objections (e.g., the Objection Deadline) to the Joint Plan has been given to all known holders of Claims and Interests in accordance with the Disclosure Statement Order and the Bankruptcy Rules, and no other or further notice is or shall be required.

         D. Solicitation. Votes for acceptance or rejection of the Joint Plan were solicited in good faith and in compliance with Bankruptcy Code sections 1125 and 1126, Bankruptcy Rules 3017 and 3018, the Disclosure Statement, other applicable provisions of the Bankruptcy Code, and all other rules, laws and regulations. For purposes of 11 U.S.C. Section 1125(c), the Proponents and Halter Financial Group ("HFG"), as applicable, have solicited acceptances and rejections of the Plan and otherwise participated in the offering and issuance of securities of the Reorganized Debtors under the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, and are entitled to the protections of Bankruptcy Code section 1125(e).

         E. Distribution. All procedures used to distribute the Solicitation Packages to holders of Claims entitled to vote on the Joint Plan and to holders of Claims and Interests not entitled to vote on the Joint Plan, and to tabulate the Ballots were fair and conducted in accordance with Bankruptcy Code, the Bankruptcy Rules, and all other rules, laws and regulations.

         F. Joint Plan Compliance with Bankruptcy Code (11 U.S.C. 6 1129(a)(1). The Joint Plan complies with the applicable provisions of the Bankruptcy Code, in satisfaction of Bankruptcy Code section 1129(a)(1).

                  1. Proper Classification (11 U.S.C. ss.ss. 1122. 1123(a)(1)). Valid business, factual and/or legal reasons exist for separately classifying the various Classes of Claims and Interests in the Joint Plan, and such Classes and the Joint Plan's treatment thereof do not unfairly discriminate between the holders of Claims or Interests. The Joint Plan satisfies Bankruptcy Code sections 1122 and 1123(a(1).

         2. Specify  Impaired and  Unimpaired  Classes (11  U.S.C.112360(2)  and
(a)(3)). Article III of the Joint Plan specifies the treatment of all the Classes of Claims and specifies whether they are impaired or unimpaired thereby satisfying Bankruptcy Code section 1123(a)(2) and section 1123(a)(3).

         3. No Discrimination (11 U.S.C.1123(a)(4)). The Joint Plan provides for the same treatment for each Claim or Interest in each respective Class, thereby satisfying Bankruptcy Code section 1123(a)(4).

         4. Implementation of Joint Plan (11 U.S,C. ss. 1123(a)(5)). The Joint Plan provides adequate and proper means for its implementation, thereby satisfying Bankruptcy Code section 1123(a)(5).

         5. Corporate Governance of Reorganized Debtor (11 U.S.C.ss. 1123(a)(6) and (a)(7). The Plan discloses the corporate governance and securities issues addressed in Bankruptcy Code section 1123(a)(6) and section 1123(a)(7) and complies with these sections.

         G. Proponent's Compliance with Bankruptcy Code (11 U.S.C.ss. 1129(a)(2)). The Proponents have complied with the applicable provisions of the Bankruptcy Code, thereby satisfying Bankruptcy Code section 1129(a)(2). Specifically,

                  1. the Debtors are proper Debtors and the Proponents are proper proponents of the Joint Plan under Bankruptcy Code sections 109 and 1121(a), respectively;

                  2. the Proponents have complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Court; and

                  3. the Proponents have complied with applicable provisions of the Bankruptcy Code, the Bankruptcy Rules and the Disclosure Statement Order in transmitting the Solicitation Packages and soliciting and tabulating votes with respect to the Joint Plan.

         H. Joint Plan Proposed in Good Faith (11 U.S.C.1129(a)(3)). The Debtors and the Committee have proposed the Joint Plan in good faith and not by any means forbidden by law. The Joint Plan represents extensive arms-length negotiation among the Debtors, the Committee, and HFG and the advisors for these groups. Thus, the Joint Plan satisfies Bankruptcy Code section 1129(a)(3).

         I.  Payments  for  Services  or  Costs  and  Expenses  (11  U.S.C.  ss.
1129(a)(4)). Any payments made or to be made by the Debtors for services or costs and expenses in or in connection with the Debtors' Chapter 11 Case, or in connection with the Joint Plan and incident to the Chapter 11 Case, or by a person issuing securities under the Joint Plan have been approved by or are subject to the approval of the Court as reasonable, thereby satisfying Bankruptcy Code section 1129(a)(4).

         J. Directors and Officers (11 U.S.C.1129(a)(5)). The Plan specifies the post-confirmation officers and directors for the Reorganized Debtors, and satisfies Bankruptcy Code section 1129(a)(5).

         K. Best Interests of Creditors (11 U.S.C. ss. 1129(a)(7)). The Joint Plan satisfies Bankruptcy Code section 1129(a)(7). The Disclosure Statement and the evidence adduced at the Confirmation Hearing establish that each holder of an impaired Claim or Interest either has accepted the Joint Plan or will receive or retain under the Joint Plan, on account of such Claim or Interest, property of a value as of the Effective Date that is not less than the amount that such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

         L. Acceptance by Certain Classes (11 U.S.C ss..1129(a)(8)). Classes 4, 5, 6 and 7 have voted to accept the Joint Plan in accordance with Bankruptcy Code sections 1126(c) and (d). Class 3 did not vote and the Debtors are unaware of any claims in Class 3.

         M. Treatment of Administrative and Tax Claims (11 U.S.C ss..1129(a)(9)). The treatment of Administrative Claims, Professional Fee Claims and Priority Tax Claims (which for ease of reference are listed as Classes 1 and 2 under the Joint Plan) pursuant to Article III of the Joint Plan satisfies the requirement of Bankruptcy Code section 1129(a)(9) because these parties are deemed to have agreed to such treatment. In re Teligent, 282 B.R. 765 (Bankr. S.
D. N.Y. 2002).

         N. Acceptance by Impaired Classes (11 U.S.C. ss. 1129(a)(10)). Class 4, 5, 6, and 7 are impaired and each voted to accept the Joint Plan. Therefore, at least one Class of Claims that is impaired under the Joint Plan has accepted the Joint Plan, as determined without including any acceptance of the Joint Plan by any insider, thus satisfying the requirements of Bankruptcy Code section 1129(a)(10).

         O. Feasibility (11 U.S.C. ss. 1129(a)(11)). The Joint Plan provides for distributions to creditors in accordance with the priority scheme of the
Bankruptcy Code. The Debtors, together with HFG and the Committee, have demonstrated a reasonable probability that reverse mergers or acquisitions which are provided for in the Plan to be secured by the Reorganized Debtors will take place prior to the Consummation of the Plan Date for each entity by demonstrating previous success with such transactions in other bankruptcy and non-bankruptcy contexts. Accordingly, the evidence establishes that the Joint Plan is feasible and is not likely to be followed by liquidation or further financial reorganization except as provided in the Joint Plan, thus satisfying the requirements of Bankruptcy Code section 1129(a)(11).

         P. Payment of Fees (11 U.S.C. ss. 1129(a)(12)).  All fees payable under section 1930 of title 28 of the United States Code, as determined by the Court, have been paid or will be paid on the Effective Date pursuant to Article IV.B.2.(g) of the Joint Plan thus satisfying the requirements of Bankruptcy Code section 1129(a)(12).

         Q. Continuation of Retiree Benefits (11 U.S.C. ss. 1129(a)(13)). To the extent the Debtors are obligated to pay any "retiree benefits," as defined in Bankruptcy Code section 1114(a), such obligations shall continue after the Effective Date. However, the Debtors are unaware of any such obligations. Thus, the Joint Plan satisfies the requirements of Bankruptcy Code section 1129(a)(13).

         R. Modifications to the Joint Plan. There have been no modifications to the Joint Plan. Accordingly, pursuant to Bankruptcy Rule 3019, the Joint Plan does not require any additional disclosure under Bankruptcy Code section 1125 or any re-solicitation of votes under Bankruptcy Code section 1126, nor does it require that holders of Claims be afforded an opportunity to change previously cast acceptances or rejections of the Joint Plan.

         S.   Satisfaction  of  Confirmation   Requirements  and  Conditions  to
Confirmation. The Joint Plan satisfies the requirements for confirmation set forth in Bankruptcy Code section 1129.

         T. Injunction. The injunction provision in Article XI of the Joint Plan (the "Injunction Provision") is within the jurisdiction of the Court under 28 U.S.C. ss.ss. 1334(a) and (b) the Injunction Provision has been consented to by the creditors, no objections having been filed.

         U. The issuance of Plan Shares to Administrative and Tax Claimants, including HFG, and Class 5 General Unsecured Claimants is made on account of their Allowed Claims, and satisfies the criteria of 11 U.S.C. 1145(a). Recipients of Plan Shares are not "underwriters" as defined in 11 U.S.C. 1145(b) of the Bankruptcy Code. The Joint Plan does not have as its principal purpose the avoidance of the application of Section 5 of the Securities Act of 1933 (15 U.S.C. 77e).

         NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:

         1. Confirmation. The Joint Plan is approved and confirmed under Bankruptcy Code section 1129 in its entirety. The terms of the Joint Plan are incorporated by reference into and are an integral part of this Confirmation Order. A copy of the Joint Plan is annexed to this Confirmation Order as Exhibit "A".

         2. Objections. The Objection, to the extent not otherwise withdrawn, waived or settled, is overruled on the merits.

         3. Joint Plan Classification Controlling. The classifications of Claims for purposes of distributions to be made under the Joint Plan shall be governed solely by the terms of the Joint Plan. The classifications set forth on the Ballots tendered to or returned by the Debtors' creditors in connection with voting on the Joint Plan were set forth on the Ballots solely for purposes of such voting, do not necessarily represent and in no event shall modify or otherwise affect the actual classification of such Claims under the Joint Plan for any purpose, and shall not be binding on the Debtors or Reorganized Debtors.

         4. Binding Effect. Pursuant to Bankruptcy Code section 1141, and subject to the terms of this Confirmation Order, the Joint Plan and its provisions shall be binding upon and inure to the benefit of (a) the Debtors,
(b) Target Debtors, (c) the Trust and any entity acquiring or receiving property or a distribution under the Joint Plan, (d) any present holder of a Claim against or Interest in the Debtors, whether or not the Claim or Interest of such holder is impaired under the Joint Plan and whether or not such holder or entity has accepted the Joint Plan, (e) any other party in interest, (f) any person making an appearance in the Chapter 11 Case and (g) any heirs, successors, assigns, trustee, executors, administrators, affiliates, directors, agents, representatives, attorneys, beneficiaries or guardians of the foregoing.

         5. Vesting of Assets (11 U.S.C.  ss.ss.  1141(b) and (c)).  Pursuant to
Article IV of the Joint Plan and except for the Transition Assets, the property and assets of the Debtors' Estate under section 541 of the Bankruptcy Code will vest in the Trust on the Effective Date free and clear of all Claims and Interests, and shall be subject to the obligations of the Trustee as set forth in the Joint Plan and the Confirmation Order. The Transition Assets shall vest in the Target Debtors on the Effective Date. Commencing on the Effective Date, and subject to the terms of the Joint Plan and this Confirmation Order, the Trust and the Target Debtors may deal with these assets and property and conduct their business without any supervision by, or permission from, the Court or the office of the United States Trustee, and free of any restriction imposed on the Debtors by the Bankruptcy Code or by the Court during the Cases.

         6. Rejection of Executory Contracts and Unexpired Leases (11 U.S.C. ss. 1123(b)(2)); Bar Date for Rejection Damage Claims. Pursuant to Article V of the Joint Plan, all executory contracts and unexpired leases to which the Debtors are a party are automatically rejected as of the Effective Date, unless such executory contract or unexpired lease was previously assumed by the Debtors. If the rejection of an executory contract or unexpired lease gives rise to a Claim, such Claim shall be forever barred and shall not be enforceable against the Debtors, Target Debtors, the Trust or their properties or agents, successors, or assigns, unless a proof of Claim is filed with the Court and served upon the

Trustee no later than sixty (60) days after the Confirmation Date. If such claims are timely filed, such claims shall be payable solely by the Trust to the extent allowed and no other party or entity shall have any liability therefore.

         7. Discharge. The Discharge Provisions of the Joint Plan as described in Article XI are now effective as provided for therein. Each Target Debtor shall be discharged pursuant to 11 U.S.C. ss. 1141(d)(a)(A) upon meeting the conditions set forth in the Plan prior to that Debtors' Consummation of the Plan Date. Except as set forth in the Joint Plan, on and after the Confirmation Date, every holder of an Administrative Claim, Tax Claim, Claim or an Interest shall be precluded and enjoined from asserting against any of the Debtors, any of the Target Debtors, or the assets held by any of them, any claim based on any document, instrument, judgment, award, order, act, omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

         8. Injunction. The following actions are hereby enjoined: a) the transfer of any Administrative Claim or any Class 5 General Unsecured Claim from and after the Effective Date, until the Plan Shares as to each Post-Confirmation Debtor are issued to specific Allowed Administrative Claims or Allowed Class 5 Unsecured Claim; and b) the subsequent transfer of the Plan Shares of a Post-Confirmation Debtor issued to specific Allowed Administrative Claims or Allowed Class 5 General Unsecured Claim under Section 1145 of the Bankruptcy Code, until such time as the reverse merger or acquisition is completed by the applicable Post-Confirmation Debtor up to its Consummation of the Plan Date.


         9. General Authorizations. The Debtors, Target Debtors, Trustee and their members, directors, officers, agents and attorneys are authorized and empowered to issue, execute, deliver, file or record any agreement, release, document, instrument or other agreement or document, and to take any action necessary or appropriate to implement, effectuate and consummate the Joint Plan in accordance with its terms, or take any or all corporate actions authorized to be taken pursuant to the Joint Plan, including any amendment or restatement of any bylaws, charter or the certificate of incorporation of the Debtors or Target Debtors, whether or not specifically referred to in the Joint Plan, without further order of the Court.

         10. Exemption from Certain Taxes. Pursuant to Bankruptcy Code section 1146(c), any transfers from the Debtors to the Target Debtors, the Trustee or any other Person under the Joint Plan or this Confirmation Order, including, without limitation, the issuance, transfer, or exchange of debt or equity securities under the Joint Plan or the creation of any mortgage, lien, deed of trust or other security interest under the Joint Plan, shall not be subject to any tax under any law imposing a stamp tax or similar tax.

         11. Bar Date for Administrative Claims. All requests for payment of an Administrative Claim, other than (a) a Professional Fee Claim, (b) a previously Allowed Administrative Claim, or (c) an administrative claim acknowledged as due by the Debtors in schedules delivered to the Trustee must be filed with the Court, and served on all parties required to receive notice thereof, no later than sixty (60) days after the Effective Date. Such application must include at a minimum (a) the name of the holder of the alleged Administrative Claim, (b) the amount of the alleged Administrative Claim, and (c) the basis of the alleged Administrative Claim. Failure to timely file and serve the application shall result in the Administrative Claim being forever barred and discharged. An Administrative Claim with respect to which notice has been timely and properly filed shall become an Allowed Administrative Claim if no objection is filed within 60 days after its filing and service. If an objection is filed within such 60-day period, the Administrative Claim shall become an Allowed Administrative Claim only to the extent Allowed by a Final Order.

         12. Final Fee Applications. Each Professional who holds or asserts an Administrative Claim that is a Professional Fee Claim shall be required to file with the Bankruptcy Court, and shall serve on all parties required to receive notice, a fee application within sixty (60) days after the Effective Date. Objections to fee applications must be filed within sixty (60) days after the filing and service of the fee application. Failure to timely file a Professional fee application as required herein shall result in the asserted Professional Fee Claim being forever barred and discharged. A Professional Fee Claim with respect to which a fee application has been timely and properly filed shall become an Allowed Professional Claim only to the extent allowed by a Final Order.

         13. Post Effective Date Corporate Governance. Timothy P. Halter, as the sole post-confirmation officer and director of each of the Target Debtors, is hereby authorized to execute any necessary documents to meet the statutory requirements for filing the necessary papers with the states of Texas, Delaware and any other state to effectuate the terms of the Plan. If a Target Debtor, in meeting its requirement to file a certificate of completion of a reverse merger or acquisition within the time frames required by the Joint Plan, files such certificate after a final decree is entered and this case is closed, then the case shall be automatically reopened without further Court order solely to allow the certificate to be filed, and no fee will be required by the Bankruptcy Court clerk for filing the certificate under 28 U.S.C. ss. 1930(b) or otherwise.

         14. Payment of Fees, Filing of Reports and Tax Returns. All fees payable by the Debtors under 28 U.S.C. ss. 1930 shall be paid by the Trustee on the Effective Date, and the Trustee shall thereafter pay any statutory fees that come due after the Effective Date until the Case is closed. The pre-confirmation employees, officers and members of the Debtors shall have no responsibility after the Effective Date for the payment of such fees, filing further reports with the Bankruptcy Court or U.S. Trustee with any governmental entity unless expressly ordered otherwise by the Court.

         15. Existing Interests. Pursuant to Article III of the Joint Plan, on the Effective Date, the Interests are cancelled.

         16. Notice of Entry of Confirmation Order. On or before the tenth Business Day after the entry of this Confirmation Order, the Debtors shall serve notice of entry of this Confirmation Order pursuant to Bankruptcy Rules 2002(f)(7), 2002(k) and 3020(c) on all creditors and interest holders, the United States Trustee and other parties in interest by causing such notice to be delivered to such parties by first class mail, postage prepaid. If such notice is handled through an agent, the Debtors are authorized to pay to such agent the costs of the notice prior to transferring the Estate's assets to the Trustee, or may direct the Trustee to pay such costs, in which event the Trustee is authorized and directed to do so.

         17. Notice of Effective Date. Within five Business Days following the occurrence of the Effective Date, the Trustee shall file notice of the occurrence of the Effective Date with the Court and serve a copy of same on (a) counsel for the Committee, (b) the United States Trustee, and (c) entities that have requested notice in the Cases under Bankruptcy Rule 2002.

         18. Reference to Joint Plan Provisions. The failure specifically to include or reference any particular provision of the Joint Plan in this Confirmation Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Joint Plan be confirmed in its entirety.

         19. Inconsistency. In the event of an inconsistency between the Joint Plan and any agreement, instrument or document intended to implement the provisions of the Joint Plan, the provisions of the Joint Plan shall govern unless otherwise expressly provided for in such agreement, instrument or document. In the event of an inconsistency between (a) the Joint Plan and any agreement, instrument or document intended to implement the provisions of the Joint Plan and (b) this Confirmation Order, the provisions of this Confirmation Order shall govern.

         20. Binding Effect. Pursuant to Bankruptcy Code section 1142(b) and the provisions of this Confirmation Order, the Joint Plan, and all Plan-related documents including without limitation the Settlement Order are enforceable, and this Court retains jurisdiction to enforce the provisions thereof as against any party.

         21. Monthly Operating Reports. From and after the Confirmation Date, the Debtors and Target Debtors shall be relieved of any further obligation to file monthly operating reports with the Bankruptcy Court.

         22. Termination of the Committee. Except as otherwise provided in the Joint Plan and this Confirmation Order, on the Effective Date, the Committee shall cease to exist, and its members and employees or agents (including, without limitation, attorneys, accountants and other professionals) will be released and discharged from any further authority, duties, responsibilities and obligations relating to, arising from, or in connection with their service on the Committee. The Committee will continue to exist after the Effective Date solely with respect to: (i) applications filed pursuant to section 330 and 331 of the Bankruptcy Code seeking payment of fees and expenses incurred by any professional; (ii) any post-confirmation modifications to, or motions seeking the enforcement of, the Joint Plan or the Confirmation Order, and (iii) any matters pending as of the Effective Date in the Chapter 11 Case, until such matters are finally resolved.

                              ### END OF ORDER ###